Exhibit 99.1

Investor Relations Contact:
Ed McGregor
Sigma Designs, Inc.
Tel: (646) 259-2999
IR@sdesigns.com

For Immediate Release

SIGMA DESIGNS, INC. REPORTS THIRD QUARTER
FISCAL 2011 RESULTS

MILPITAS, Calif. — December 1, 2010 — Sigma Designs®, Inc. (NASDAQ: SIGM) (“Sigma”), a leading provider of highly integrated system-on-chip, or SoC, solutions used to deliver multimedia entertainment throughout the home, today reported financial results and business highlights for its third fiscal quarter ended October 30, 2010.

Net revenue for the third quarter was $77.8 million, up $4.5 million, or 6%, from $73.3 million reported in the previous quarter and up $42.3 million, or 119%, from $35.5 million reported for the same period last year.

GAAP net income for the third quarter was $5.1 million, or $0.16 per diluted share.  This compares to GAAP net income of $0.5 million, or $0.02 per diluted share, for the previous quarter and a net loss of $2.3 million, or ($0.09) per diluted share, in the same period last year.  In the second quarter, Sigma wrote off $5.2 million associated with a strategic investment in a privately held company which reduced Sigma’s GAAP net income after taxes for the quarter by approximately $0.10 per diluted share.

At the end of Sigma’s third quarter, cash, cash equivalents and marketable securities totaled $175.4 million, or $5.59 per share outstanding, an increase of $27.5 million, or $0.80 per share outstanding compared to the beginning of the fiscal year.  This increase was primarily generated by income from Sigma’s operating activities.

Non-GAAP net income for the third quarter was $13.0 million, or $0.41 per diluted share.  This compares to non-GAAP net income of $8.2 million, or $0.26 per diluted share, for the previous quarter and non-GAAP net income of $2.8 million, or $0.10 per diluted share during the same period one year ago.    Non-GAAP net income for the previous quarter would have been $11.6 million, or $0.37 per diluted share, after excluding the effect of the investment write-off described above.  Non-GAAP adjustments for the third quarter consisted of $4.6 million in amortization expense for acquired intangibles related to acquisitions, $3.3 million in non-cash share-based compensation expenses and $0.1 million of gross profit reduction resulting from the mark-up on inventory purchased as part of Sigma’s Zensys acquisition.  The reconciliation between GAAP and non-GAAP net income for all referenced periods is provided in a table immediately following the GAAP financial tables below.

Management Comment

“We are pleased to report over $77 million in revenue for the third quarter, representing approximately 6% growth over our second quarter.  Our largest increase came from sales in our home connectivity product line in addition to a large increase from our prosumer product line. In the IPTV processor market, many accounts are beginning their transition to our new generation SMP8650 media processors, which represents a growing opportunity.  Likewise, connected media players and other consumer products are undergoing a similar transition, which further validates these market opportunities and Sigma’s strong position.  Moving forward, we are continuing to pursue major design wins in our target markets with special initiatives for penetrating the hybrid IP Cable set-top box industry and the increased adoption of Z-Wave based home control solutions,” stated Thinh Tran, chairman and chief executive officer, Sigma Designs.

Third Quarter Highlights

•
We announced that our HomePlug® AV with ClearPath™ (CG2110CP) has been named an International CES Innovations 2011 Design and Engineering Award Honoree in the Enabling Technology category. It was also named a TelcoTV Vision Award Winner.  HomePlug AV with ClearPath is a breakthrough home networking technology that enables carrier-class streaming of HD video, voice, and data over existing powerlines in the home.

•
We announced the CG5110, the industry’s first G.hn chipset for home entertainment networking. As the International Telecommunication Union’s (ITU) next-generation standard for wired home entertainment networks over any wire, G.hn represents an enormous step forward for consumer electronics OEMs, PC manufacturers and broadband service providers in terms of performance and ease-of-deployment.

•
We announced that the SMP8633 secure media processor is the first and only media processor powering wireless PC-to-TV display devices.  NETGEAR’s Push2TV™ adapter uses Sigma’s chipset to display content from Intel® Wireless Display enabled notebook PCs on a big screen HD-TV, wirelessly.

•
We jointly announced, along with TDVision Systems, the leader in Full HD 3D to the home technologies, that Sigma is the first chip company to publicly support TDVision System’s Full HD stereoscopic video decoding technology.

•
We announced that our SMP8656 Secure Media Processor™ will enable the new Android-based Over the Top (OTT) media player by Dvico. The TVIX Xroid A1 is the first Android connected media player on the market to use Sigma’s cutting edge media processor to deliver premium quality video and music streaming services.

Investor Conference Call

The conference call relating to Sigma’s third quarter fiscal 2011 results will take place following this announcement at 5:00 PM ET today, December 1, 2010.  Investors will have the opportunity to listen live to the conference call via the Internet through www.sigmadesigns.com/IR or www.earnings.com.  Institutional investors can access the call via Thomson StreetEvents at www.streetevents.com.  To listen to the live call, please go to the website at least 10 minutes early to register and download and install any necessary audio software.  For those who cannot listen to the live broadcast, a replay will be available shortly after the call via the internet through www.sigmadesigns.com/IR or www.earnings.com.  The audio replay will be available for one week after the call.

Use of Non-GAAP Financial Information

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, Sigma reports non-GAAP net income, which excludes amortization of acquired intangibles and developed technologies, share based compensation and the mark-up from cost to fair market value of sold inventory acquired from purchased companies and, with respect to the third quarter of fiscal 2010, acquisition-related expenses and, with respect to the first quarter of fiscal 2010, the expense resulting from the write-off of the deferred tax asset due to the change in California tax laws.  Sigma believes that its non-GAAP net income provides useful information to management and investors regarding financial and business trends relating to its financial condition and results of operations.  Sigma also believes the non-GAAP measures provide useful supplemental information for investors to evaluate its operating results in the same manner as the research analysts that follow Sigma, all of whom present non-GAAP projections in their published reports.  As such, the non-GAAP measures provided by Sigma facilitate a more direct comparison of its performance with the financial projections published by the analysts as well as its competitors, many of whom report financial results on a non-GAAP basis.  The economic substance behind its decision to use such non-GAAP measures is that such measures approximate its controllable operating performance more closely than the most directly comparable GAAP financial measures.  For example, Sigma’s management has no control over certain variables that have a major influence in the determination of share-based compensation such as the volatility of its stock price and changing interest rates.  Sigma believes that all of these excluded expenses do not accurately reflect the underlying performance of its continuing operations for the period in which they are incurred, even though some of these excluded items may be incurred and reflected in Sigma’s GAAP financial results in the foreseeable future.

The material limitation associated with the use of the non-GAAP financial measures is that the non-GAAP measures do not reflect the full economic impact of Sigma’s activities.  Sigma’s non-GAAP net income is not prepared in accordance with GAAP, is not an alternative to GAAP financial information, and may be calculated differently than non-GAAP financial information disclosed by other companies.  Accordingly, investors are cautioned not to place undue reliance on non-GAAP information.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding potential opportunities emerging for Sigma’s strategic initiatives, the timing of deployments of products that use Sigma’s SoCs, anticipated features and benefits of Sigma’s new products, growth in the IPTV market and demand for Sigma’s SMP8650 media processors, future market opportunities with connected media players and other consumer products, and the potential impact of special initiatives for penetrating the hybrid IP Cable set-top box industry and the increased adoption of Z-Wave based home control solutions.  Actual results may vary materially due to a number of factors including, but not limited to, the risk that, upon completion of further closing procedures, that the financial results for the third quarter are different than the results set forth in this press release, general economic conditions, including continuance of the current economic conditions specific to the semiconductor industry, the rate of growth of the IPTV, connected home technologies, connected media player and prosumer and industrial audio/video markets in general, the ramp in demand from Sigma’s set-top box and telecommunication customers, Sigma’s ability to deploy and achieve market acceptance for Sigma products in these markets, the ability of Sigma’s SoCs to compete with other technologies or products in these emerging markets, the risk that such products will not gain widespread acceptance, or will be rendered obsolete, by product offerings of competitors or by alternative technologies, the risk that anticipated design wins will not materialize and that actual design wins will not translate into launched product offerings, and other risks including delays in the manufacturer’s deployment of set-top boxes or consumer products.  Other risk factors are detailed from time to time in Sigma’s SEC reports, including Sigma’s quarterly report on Form 10-Q as filed September 8, 2010.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Sigma undertakes no obligation to publicly release or otherwise disclose the result of any revision to these forward-looking statements that may be made as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Sigma Designs, Inc.

Sigma Designs is a leading fabless semiconductor provider of highly integrated system-on-chip (SoC) solutions that are used to deliver multimedia entertainment throughout the home.  SoC solutions include media processing, wired and wireless networking, video image processing, and home control along with system software to form the critical components of consumer electronic products that include internet protocol TV (IPTV) set-top boxes, gateways, Blu-ray players and media communication devices.  Headquartered in Milpitas, Calif., Sigma Designs has direct sales representatives in the United States, Brazil, China, Europe (Denmark), Israel, Japan, Singapore, Taiwan and a third-party distributor in Korea.  For more information, please visit Sigma Designs’ web site at www.sigmadesigns.com.

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SIGMA DESIGNS, INC.
PRELIMINARY UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(GAAP)
(In thousands)

	October 30,	January 30,
	2010	2010
Assets

Current Assets:
Cash and cash equivalents	$81,999	$81,947
Short-term marketable securities	46,683	51,176
Restricted cash	1,583	1,500
Accounts receivable, net	38,216	36,127
Inventories	31,991	18,187
Deferred tax assets	2,739	2,235
Prepaid expenses and other current assets	7,393	8,925
Total current assets	210,604	200,097

Long-term marketable securities	45,126	13,257
Software, equipment and leasehold improvements, net	26,538	23,810
Goodwill	44,910	44,910
Intangible assets, net	111,819	125,568
Deferred tax assets, net of current portion	11,143	11,575
Long-term investments	3,000	4,000
Other non-current assets	611	680

Total assets	$453,751	$423,897

Liabilities and Shareholders' Equity

Current Liabilities:
Accounts payable	$18,755	$10,943
Accrued liabilities and other	25,679	23,164
Total current liabilities	44,434	34,107

Other long-term liabilities	20,874	20,968
Total liabilities	65,308	55,075

Shareholders’ equity	388,443	368,822

Total liabilities and shareholders' equity	$453,751	$423,897

SIGMA DESIGNS, INC.
PRELIMINARY UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(GAAP)
(In thousands, except per share data)

	Three months ended			Nine months ended
	October 30, 2010	July 31, 2010	October 31, 2009	October 30, 2010	October 31, 2009
Net revenue	$77,805	$73,326	$35,464	$216,310	$137,990

Cost of revenue	39,192	38,343	19,396	110,563	74,285
Gross profit	38,613	34,983	16,068	105,747	63,705
Gross margin percent	49.6%	47.7%	45.3%	48.9%	46.2%

Operating expenses:
Research and development	20,484	17,823	11,727	57,065	34,961
Sales and marketing	8,357	7,344	3,488	23,023	10,181
General and administrative	4,781	4,317	5,467	14,033	12,220
Total operating expenses	33,622	29,484	20,682	94,121	57,362

Income (loss) from operations	4,991	5,499	(4,614)	11,626	6,343
Interest and other income (expense), net	425	(4,749)	564	(3,600)	1,610

Income (loss) before income taxes	5,416	750	(4,050)	8,026	7,953
Provision for (benefit from) income taxes	351	254	(1,752)	1,351	2,708

Net income (loss)	$5,065	$496	$(2,298)	$6,675	$5,245

Net income (loss) per share:
Basic	$0.16	$0.02	$(0.09)	$0.21	$0.20
Diluted	$0.16	$0.02	$(0.09)	$0.21	$0.19

Shares used in computing net income (loss) per share:
Basic	31,327	31,180	26,782	31,167	26,681
Diluted	31,646	31,598	26,782	31,610	27,354

SIGMA DESIGNS, INC.
RECONCILIATION OF PRELIMINARY GAAP NET INCOME (LOSS) TO NON-GAAP NET INCOME
(Unaudited)
(In thousands, except per share data)

	Three months ended			Nine months ended
	October 30, 2010	July 31, 2010	October 31, 2009	October 30, 2010	October 31, 2009
GAAP net income (loss)	$5,065	$496	$(2,298)	$6,675	$5,245

Items reconciling GAAP net income (loss) to non-GAAP net income:

Included in cost of revenue:
Amortization of acquired developed technologies	(2,586)	(2,587)	(712)	(7,763)	(2,148)
Mark-up on purchased inventory sold during the period	(52)	(96)	(335)	(538)	(765)
Share-based compensation	(159)	(141)	(89)	(431)	(254)
Total related to cost of revenue	(2,797)	(2,824)	(1,136)	(8,732)	(3,167)

Included in operating expenses:
Research and development:
Amortization of acquired intangibles	---	---	---	---	(19)
Share-based compensation	(1,806)	(1,682)	(1,178)	(5,188)	(3,633)
Sales and marketing:
Share-based compensation	(541)	(532)	(384)	(1,525)	(1,102)
Amortization of acquired Intangibles	(1,996)	(1,995)	(85)	(5,986)	(258)
General and administrative:
Share-based compensation	(824)	(717)	(560)	(2,382)	(563)
Acquisition expenses	---	---	(1,755)	---	(1,755)
Total related to operating expenses	(5,167)	(4,926)	(3,962)	(15,081)	(7,330)

Write-off of deferred tax asset	---	---	---	---	(3,540)

Net effect of non-GAAP adjustments	(7,964)	(7,750)	(5,098)	(23,813)	(14,037)

Non-GAAP net income	$13,029	$8,246	$2,800	$30,488	$19,282

Non-GAAP net income per diluted share	$0.41	$0.26	$0.10	$0.96	$0.70